Filed Pursuant To Rule 433
Registration No. 333-167132
October 6, 2010
THE 2010 GOLD PARTY 2010 The 2010 GOLD PARTY ® IMPACT Exit IMPACT® 2010, turn right at the JOSHUA TREE Please join us at the Parris Lounge Great Rotunda, Quincy Market Building 10.27 2nd Floor, Faneuil Hall Marketplace, Boston Live music by Joshua Tree, a U2 cover band STARTING @ 9 PM Appetizers and desserts, cocktail reception Stop by the State Street Global Advisors booth #741 at IMPACT® 2010 for more GOLD PARTY details, or visit statestreetspdrs.com/GOLD2010 statestreetspdrs.com/GOLD2010 sponsored by

THE 2010 GOLD PARTY 2010 ® IMPACT The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1.866.320.4053. “SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. © 2010 State Street Corporation. All Rights Reserved. IBG-2336 Exp Date: 12/31/2010 55% recycled, 30% 333 post consumer waste

THE 2010 GOLD PARTY GOLD VIP PARTY 2010 PARTY IMPACT THE 2010 GOLD PARTY 10.27 @ 9pm / Parris Lounge LIVE music Joshua Tree (U2 cover band) 2010 ® IMPACT sponsored by THE 2010 GOLD PARTY

The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1.866.320.4053. “SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. © 2010 State Street Corporation. All Rights Reserved. IBG-2336 Exp Date: 12/31/2010 55% recycled, 30% 333 post consumer waste

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.